FOR FURTHER INFORMATION CONTACT:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
Investorrelations@spiritrealty.com
Press Release

Spirit Realty Capital Announces Departure of President and COO

SCOTTSDALE, AZ– February 26, 2015– Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), a real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that by mutual agreement, Peter Mavoides has left his position as President and Chief Operating Officer.

Spirit intends to conduct a search to fill the role previously held by Mr. Mavoides. In the meantime, Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, will assume the responsibilities of the position on an interim basis.

“On behalf of our Board and management team, I want to thank Pete for his contributions to Spirit’s success over the past four years. We wish him all the best in his future endeavors,” said Mr. Nolan. “Going forward, Spirit is equipped with a deep and seasoned management team with decades of experience in the triple net lease industry. We remain focused on maintaining the quality of our portfolio and executing on our operating plan.”

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $9.1 billion comprising a diverse portfolio of 2,509 properties across 49 states as of December 31, 2014. Founded in 2003, Spirit completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission from time to time, including Spirit’s Annual Report on Form 10-K and in the prospectus supplements relating to securities offerings recently completed by Spirit. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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